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                                                                   EXHIBIT 23.02


                          INDEPENDENT AUDITORS' CONSENT


         The Board of Directors
         FNB Financial Services Corporation
              and Subsidiary


         We consent to the use in the Registration Statement of FNB Financial Services Corporation on Form S-4 of our report dated February 10, 1998 on the consolidated balance sheet of FNB Financial Services Corporation and subsidiary as of December 31, 1997 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, and to the reference to our firm under the heading "Experts" in the prospectus.



                                     /s/ CHERRY, BEKAERT & HOLLAND, L.L.P.


Greensboro, North Carolina
July 9, 1999